                               UNITED STATES                              OMB APPROVAL
                     SECURITIES AND EXCHANGE COMMISSION               OMB number:   3235-0145
                          WASHINGTON, D.C.  20549                     Expires:      October 31, 1994
                                                                      Estimated average burden
                                                                      hours per response14.90
                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 7)*


                                Spiegel Inc.
            ---------------------------------------------------
                              (Name of Issuer)


                                  Class A
        -----------------------------------------------------------
                       (Title of Class of Securities)


                                 848457107
                    -----------------------------------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)                 Page 1 of 6
PAGE

CUSIP No. 848457107                 13G                          Page 2 of 6

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Capital Group Companies, Inc.
    86-0206507
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    Delaware
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 812,000
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 2,271,200
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 -------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    2,271,200 Beneficial ownership disclaimed pursuant to Rule 13d-4
 -------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 -------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    15.09%
 -------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    HC
 -------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 2 of 6 pages
PAGE

CUSIP No. 848457107                 13G                          Page 3 of 6

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Capital Research and Management Company
    95-1411037
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    Delaware
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 NONE
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 1,119,200
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 --------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    1,119,200
 --------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 --------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    7.43%
 --------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    IA
 --------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 3 of 6 pages
PAGE

CUSIP No. 848457107                 13G                          Page 4 of 6

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Capital Guardian Trust Company
    95-2553868
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    California
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 800,000
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 NONE
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 --------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    1,140,000
 --------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 --------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    7.57%
 --------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    BK
 --------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 4 of 6 pages
PAGE

CUSIP No. 848457107                 13G                          Page 5 of 6

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    American Variable Insurance Series Growth Fund
    95-6805277
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    Massachusetts
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 752,600
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 NONE
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 --------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    752,600
 --------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 --------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    5.00%
 --------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    IC
 --------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 5 of 6 pages
PAGE

                                                                      Page 6
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

                                Schedule 13G
                 Under the Securities Exchange Act of 1934

Fee enclosed [  ] or Amendment No. 7

Item 1(a) Name of Issuer:
          Spiegel Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:
          3500 Lacey Blvd.
          Downers Grove, IL  60515-5432

Item 2(a) Name of Person(s) Filing:
          The Capital Group Companies, Inc., Capital Research and
Management Company, Capital Guardian Trust Company and American Variable Insurance Series Growth Fund

Item 2(b) Address of Principal Business Office:
          333 South Hope Street
          Los Angeles, CA  90071

Item 2(c) Citizenship:  N/A

Item 2(d) Title of Class of Securities:  Class A

Item 2(e) CUSIP Number:  848457107

Item 3    The person(s) filing is(are):
          (b) [X]  Bank as defined in Section 3(a)(6) of the Act.
          (d) [X] Investment Company registered under Section 8 of the Investment Company Act.
          (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
          (g) [X] Parent Holding Company in accordance with Section 240.13d-1(b)(1)(ii)(G).

Item 4    Ownership

          (a) Amount Beneficially Owned:
              See item 9, pg.2, 3, 4 and 5
          (b) Percent Class:  See item 11, pg.2, 3, 4 and 5
          (c) Number of shares as to which such person has:
              i) sole power to vote or to direct the vote See item 5, pg.2, 3, 4 and 5
              ii)  shared power to vote or to direct the vote
                   None
              iii) sole power to dispose or to direct the disposition of
                   See item 7, pg.2, 3, 4 and 5
              iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

Item 5    Ownership of 5% or Less of a Class:  N/A

Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          (1) Capital Research and Management Company is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group Companies, Inc.
          (2) Capital Guardian Trust Company is a Bank as defined in
              Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group Companies, Inc.
          (3) Capital International Limited (CIL) does not fall within any of the categories described in Rule 13d-1-(b)(ii)(A-F) but its holdings of any reported securities come within the five percent limitation as set forth in a December 15, 1986 no-action letter from the Staff of the Securities and Exchange Commission to The Capital Group Companies, Inc. CIL is a wholly owned subsidiary of The Capital Group Companies, Inc.
          (4) Capital Research and Management Company serves as investment adviser to American Variable Insurance Series Growth Fund, a registered investment company under the Investment Company Act of 1940.

Item 8    Identification and Classification of Members of the Group:  N/A

Item 9    Notice of Dissolution of the Group:  N/A

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were aquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

          Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1995


Signature:    /s/ Philip de Toledo
              -------------------------------------------------
Name/Title:   Philip de Toledo, V. Pres. & Treasurer
              -------------------------------------------------
              The Capital Group Companies, Inc.
              -------------------------------------------------

Date:  February 16, 1995


Signature:    /s/ Paul G. Haaga, Jr.
              -------------------------------------------------
Name/Title:   Paul G. Haaga, Jr., Sr. V. Pres.
              -------------------------------------------------
              Capital Research and Management Company
              -------------------------------------------------

Date:  February 16, 1995


Signature:    /s/ Eugene P. Stein
              -------------------------------------------------
Name/Title:   Eugene P. Stein, Exec. V. Pres.
              -------------------------------------------------
              Capital Guardian Trust Company
              -------------------------------------------------

Date:  February 16, 1995

Signature:    /s/  Chad L. Norton
              -------------------------------------------------
              Chad L. Norton, Secretary
              -------------------------------------------------
              American Variable Insurance Series Growth Fund
              -------------------------------------------------

                                 AGREEMENT



                          Los Angeles, California
                              February 16, 1995


          Capital Research and Management Company ("CRMC"), Capital Guardian Trust Company ("CGTC"), American Variable Insurance Series Growth Fund (VIG) and The Capital Group Companies, Inc. ("CG") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of Class A stock issued by Spiegel Inc..

           CRMC, CGTC, VIG and CG state that they are each entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

          CRMC, CGTC, VIG and CG are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.


                   CAPITAL RESEARCH AND MANAGEMENT COMPANY



                   BY:/s/ Paul G. Haaga, Jr.
                   ----------------------------------
                   Paul G. Haaga, Jr.
                   Sr. V. Pres.


                   CAPITAL GUARDIAN TRUST COMPANY
                   BY:/s/ Eugene P. Stein
                   ----------------------------------
                   Eugene P. Stein
                   Exec. V. Pres.


                   AMERICAN VARIABLE INSURANCE SERIES GROWTH FUND



                   BY:/s/  Chad L. Norton
                   -----------------------------------
                   Chad L. Norton
                   Secretary


                   THE CAPITAL GROUP COMPANIES, INC.



                   BY:/s/ Philip de Toledo
                   ----------------------------------
                   Philip de Toledo
                   V. Pres. & Treasurer